Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Akerna Corp. (the “Company”) on Form S-3 (File No. 333-262095, File No. 333-260388, File No. 333-256878, and File No. 333-228220) and on Form S-8 (File No. 333-233480 and File No. 333-242480) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 31, 2022, with respect to our audits of the consolidated financial statements of Akerna Corp. as of December 31, 2021 and 2020, for the year ended December 31, 2021, for the transitional six months ended December 31, 2020 and for the year ended June 30, 2020, which report is included in this Annual Report on Form 10-K of Akerna Corp. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

March 31, 2022